EXHIBIT 11

                 KASH N' KARRY FOOD STORES, INC.
            COMPUTATION OF EARNINGS PER COMMON SHARE

                                      PRIMARY   FULLY DILUTED
                                     EARNINGS        EARNINGS
                                   ----------      ----------
Thirteen Weeks
Ended April 28, 1996:

Net income                         $3,648,000     $3,648,000
                                   ==========      ==========
Common shares
outstanding at
beginning of period                 4,649,943      4,649,943

Stock option plans:
  Shares under option
  at end of period                    252,243        252,243

Treasury shares which
  could be purchased                (169,177)      (169,177)
                                   ----------      ----------
Average number of
shares outstanding                  4,733,009      4,733,009
                                  ===========     ===========
Income per share                      $0.77          $0.77
                                  ===========     ===========

                                      PRIMARY   FULLY DILUTED
                                     EARNINGS        EARNINGS
                                   ----------      ----------
Thirty-nine Weeks
Ended April 28, 1996

Net income                         $2,993,000     $2,993,000
                                   ==========     ==========

Common shares
outstanding at
beginning of period                 4,649,943      4,649,943

Stock option plans:
  Shares under option
  at end of period                    252,243        252,243

Treasury shares which
  could be purchased                (157,311)      (157,311)
                                  -----------     -----------
Average number of
shares outstanding                  4,744,875      4,744,875
                                  ===========     ===========
Loss per share                       $ 0.63         $ 0.63
                                  ===========     ===========